Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated August 13, 2021 relating to the audit of the consolidated financial statements of Nanomix, Inc. for the years ending June 30, 2020 and 2019 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

October 15, 2021